Exhibit 10.19

CALLON PETROLEUM COMPANY

PHANTOM SHARE AWARD AGREEMENT

Grantee:  __________

1.Grant of Phantom Shares.  As of the Grant Date (identified in Section 12 below), Callon Petroleum Company (the “Company”), hereby grants ______ Phantom Shares (“Phantom Shares”) to the Grantee identified above, a key employee of the Company, subject to the terms and conditions of this agreement (the “Agreement”) and the Callon Petroleum Company 2011 Omnibus Incentive Plan, as amended (the “Plan”).  The Plan is hereby incorporated in its entirety into this Agreement by this reference.  This Agreement is an Incentive Agreement as described in the Plan.

2.Definitions.  All capitalized terms used herein shall have the meanings set forth in the Plan unless otherwise specifically defined herein.

3.Agreement Term.  This Agreement shall commence on the Grant Date (identified in Section 12) and terminate without further action on the date that all the Phantom Shares under this Agreement are either fully paid upon vesting, or they expire and are forfeited without vesting, pursuant to the terms and conditions of the Plan and this Agreement.

4.Normal Vesting.  All the Phantom Shares subject to this Agreement shall vest in accordance with the Vesting Schedule set forth in Section 12 and Exhibit A.

5.Phantom Shares Adjustment.  The Phantom Shares shall be subject to an adjustment in accordance with the procedures and calculations as described in Exhibit A, as attached hereto and incorporated into this Agreement (the “Adjusted Phantom Shares”).

6.Accelerated Vesting and Events of Forfeiture.

6.1.Separation from Service for Cause.  In the event of the Grantee’s Separation from Service for Cause, all the vested (to the extent not already paid by the Company) and non-vested Phantom Shares then outstanding as of the Separation from Service date shall immediately expire, terminate and become forfeited, and shall not be paid or become exercisable to any extent.  No further action is needed to effectuate the forfeiture of all the Grantee’s Phantom Shares due to a termination for Cause.

6.2.Change in Control.  In the event of the Grantee’s involuntary Separation from Service without Cause within the two-year period immediately following the effective date of a Change in Control (“Change in Control Date”), all non-vested Phantom Shares then outstanding shall become 100% vested as of the date of the Grantee’s Separation from Service, which shall be the Vesting Date; provided, that the number of such vested Phantom Shares shall be determined pursuant to Section 6.7.  Any amount due shall be payable in accordance with Section 7.

6.3.Separation from Service upon Retirement.  In the event of Grantee’s Separation from Service due to Retirement, all unvested Phantom Shares shall vest on a prorated basis based on the percentage of the time between the Grant Date and the Vesting Date that the Grantee was employed in Employment; provided however, in the event of Grantee’s Separation from Service due to Retirement, the Committee, in its discretion, may elect to accelerate vesting of a greater number of Phantom Shares than the prorated number set forth above in this sentence. The number of prorated Phantom Shares earned will be determined pursuant to Section 6.7. For purposes of this Agreement, and notwithstanding any different definition in the Plan, the term “Retirement” shall mean the Separation from Service of the Grantee, other than for Cause, after Grantee attains the age of fifty five (55) with ten (10) years of Employment service or after Grantee attains the age of seventy (70) regardless of length of Employment service.

6.4.Separation from Service upon Disability.  In the event of Grantee’s Separation from Service due to the Disability of Grantee, all unvested Phantom Shares as of the Separation from Service date shall vest immediately and be adjusted in accordance with the peer company comparison in Exhibit A pursuant to Section 6.7.

6.5.Separation from Service upon Death.  In the event of Grantee’s Separation from Service due to the death of Grantee, all unvested Phantom Shares on the date of death shall be adjusted in accordance with the peer company comparison in Exhibit A pursuant to Section 6.7, and paid to the Grantee’s surviving spouse, if any, who shall be his sole primary beneficiary.  In the event that there is no surviving spouse, then such benefits shall be paid to the Grantee's estate upon receipt of proper instructions by the Committee.

6.6.Separation from Service for Other Reason.  Except as provided above in Sections 6.1, 6.2, 6.3, 6.4 and 6.5, in the event of the Grantee’s voluntary or involuntary Separation from Service for any other reason at any time before all the Phantom Shares are 100% vested, all of the non-vested Phantom Shares as of the Separation from Service date shall automatically expire and become forfeited, and no additional vesting shall occur after such date.

6.7.Adjustment of Phantom Shares due to Separation from Service.  In the event of a Separation from Service pursuant to Sections 6.2, 6.3, 6.4, or 6.5, the value of the vested Phantom Shares shall be calculated on the Vesting Date under Section 12.4 or on last trading day of the Common Stock immediately preceding the Change in Control Date under Section 6.2, as applicable (not on Grantee’s Separation from Service date). The Phantom Shares shall vest and be adjusted in accordance with the peer company comparison in Exhibit A pursuant to Section 6.7, and thus the calculation of Adjusted Phantom Shares under Exhibit A shall be performed effective as of the Vesting Date described in the first sentence of this paragraph, and any amount due shall be payable in accordance with Section 7.

7.Payment for Phantom Shares upon Vesting Date.  Subject to Section 8, upon determination of the Adjusted Phantom Shares in accordance with Exhibit A, the Grantee shall be entitled to receive a cash lump sum payment in an amount, net of applicable withholdings, if any, that is equal to the closing price of the company’s common stock multiplied by the Adjusted Phantom Shares on the Vesting Date.  This amount shall be paid by the Company within forty-five (45) calendar days from the Vesting Date.

For purposes herein, while the Company is a Publicly Held Corporation, and notwithstanding any different definition that may be in the Plan, the value of one Share on the date in question shall be (i) the closing price on such day for a Share as quoted on the New York Stock Exchange, the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) or the national securities exchange on which Shares are then principally listed or admitted to trading, or (ii) if not quoted on a national securities exchange, the average between the reported high and low or the closing bid and asked prices for a Share as quoted by the National Quotation Bureau's “Pink Sheets” or the National Association of Securities Dealers' OTC Bulletin Board System.  If there was no public trade of Company Stock on the date in question, the value shall be determined by reference to the last preceding date on which such a trade was so reported.

If the Company is not a Publicly Held Corporation at the time a determination of the value of the Company Stock is required to be made hereunder, the determination of value for purposes of the Plan shall be made by the Committee in its discretion as it deems appropriate.  In this respect, the Committee may rely on such financial data, appraisals, valuations, experts, and other sources as, in its sole and absolute discretion, it deems advisable under the circumstances.  With respect to Phantom Share Awards subject to Code Section 409A, the value shall be determined by the Committee in a manner that is consistent with the requirements of Code Section 409A.

8.Six Month Delay.  To the extent (a) any delivery of cash to which Grantee becomes entitled under this Agreement in connection with Grantee’s Separation from Service constitutes deferred compensation subject to Code Section 409A, and (b) Grantee is deemed at the time of such Separation from Service to be a “specified employee” under Code Section 409A, then such delivery shall not be made or commence until the earliest of (1) the expiration of the six (6) month period measured from the date of Grantee’s Separation from Service or (2) the date of Grantee’s death following such Separation from Service.

9.Independent Legal and Tax Advice.  The Company and its employees do not provide any tax or legal advice to Grantee or any other person.  Grantee is encouraged to consult with a personal tax advisor and legal counsel.

10.Withholding of Taxes.  The Company shall have the right to (a) make deductions from the cash otherwise deliverable upon payment for the vested Adjusted Phantom Shares in an amount sufficient to satisfy all required withholding of any federal, state, local or foreign taxes, or (b) take such other action as deemed necessary or appropriate to satisfy any withholding obligations.

11.General.

11.1.Nontransferability of Phantom Shares.  The Phantom Shares are not transferable or assignable by Grantee in any respect, other than by will or the laws of descent and distribution.  No right to any payment that may be provided hereunder to Grantee shall be liable for, or subject to, any debts, contracts, liabilities, damages, losses, or torts of the Grantee unless and until actually paid to or on behalf of Grantee by the Company.

11.2.Grantee’s Acknowledgments.  Grantee hereby accepts this Agreement subject to all of its terms and provisions.  Grantee hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Committee or the Board, as appropriate under the Plan, with respect to any questions or determinations arising under this Agreement.

11.3.No Guarantee of Employment.  No Phantom Share shall confer upon Grantee any right to continued Employment with the Company or any Affiliate.

11.4.Notices.  All notices under this Agreement shall be mailed or delivered by hand to the parties at their respective addresses set forth beneath their signatures below, or at such other address as may be designated in writing by either party to the other party, or to their permitted transferees if applicable.  Notices shall be effective upon receipt.

11.5.Amendment and Termination.  No amendment, modification or termination of this Agreement shall be made at any time without the written consent of Grantee and the Company.

11.6.Severability.  In the event that any provision of this Agreement shall be held illegal, invalid, or unenforceable for any reason, such provision shall be fully severable, but shall not affect the remaining provisions of the Agreement, and the Agreement shall be construed and enforced as if the illegal, invalid, or unenforceable provision had not been included herein.  The headings that are used in this Agreement are used for reference and convenience purposes only and do not constitute substantive matters to be considered in construing the terms and provisions of this Agreement.  Words of either gender used in this Agreement shall be construed to include the other gender, and words in the singular number shall be construed to include the plural, and vice versa, unless the context requires otherwise.

11.7.Covenants and Agreements as Independent Agreements. Each of the covenants and agreements that are set forth in this Agreement shall be construed as a covenant and agreement independent of any other provision of this Agreement.  The existence of any claim or cause of action of Grantee against the Company or an Affiliate, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements that are set forth in this Agreement.

11.8.Parties Bound.  The terms, provisions, and agreements that are contained in this Agreement shall apply to, be binding upon, and inure to the benefit of the parties and their respective heirs, executors, administrators, legal representatives, successors and assigns as permitted under the Plan.

11.9.Supersedes Prior Agreements.  This Agreement shall supersede any prior agreements, promises, understandings, and representations, oral or written, between the Company (including its employees, agents and Affiliates) and the Grantee regarding the terms and conditions of the Phantom Shares hereunder.

11.10.Governing Law.  The Agreement shall be construed in accordance with the laws of the State of Delaware without regard to its conflicts of law provisions, to the extent federal law does not supersede and preempt Delaware law.

12.Definitions and Other Terms.  The following capitalized terms shall have those meanings set forth opposite them:

12.1.Grantee:  ___________

12.2.Grant Date:  __________,_____

12.3.Number of Phantom Shares Granted:  ___________

12.4.Vesting Schedule:  None of the Phantom Shares covered by this Agreement shall vest on the Grant Date.  Subject to earlier vesting pursuant to Section 6 above, if the Grantee remains in continuous Employment from the Grant Date, all of the Phantom Shares shall vest on __________,_____ (the “Vesting Date”) and shall be adjusted based on the performance goals as set out in Exhibit A.

[Signature page follows.]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer, and Grantee has hereunto executed this Agreement.

ATTEST:	CALLON PETROLEUM COMPANY

By: _______________________________ B. F. Weatherly Corporate Secretary	By: _______________________________ Fred L. Callon, President and Chief Executive Officer
Date: __________,_____	Date: __________,_____
Chief Executive Officer

Address for Notices:

200 North Canal Street

Natchez, MS 39120

Attention: Corporate Secretary

Accepted and Agreed:

GRANTEE

Signature:	Date:

Address for Notices:

Exhibit A

Calculation of the
Adjusted Phantom Shares

Subject to the provisions in the Agreement, effective as of the Vesting Date, the Company’s “Total Shareholder Return” will be calculated and compared to the same calculated total shareholder return of the selected group of peer companies that are listed below.  Effective as of the Vesting Date, the number of Phantom Shares awarded under the Agreement will be retroactively adjusted in accordance with the payout percentage that is based on the Company’s relative ranking with the peer companies as shown in the table below (the “Adjusted Phantom Shares”).

For purposes of this calculation, the Company’s total shareholder return and that of the peer companies will be adjusted if necessary for stock splits, and the percentage increase or decrease will be calculated as follows:

(EP + CD) - BP	= % increase or decrease
BP

Ending price (EP) – equals the closing price of a share of Company Stock during the twenty (20) day trading period ending __________,_____.

Beginning price (BP) – equals the closing price of a share of Company Stock during the twenty (20) day trading period ending immediately prior to the Grant Date.

Cash Dividends (CD) – equals the cash dividends paid on a share of Company Stock during the twenty (20) day trading period ending __________,_____.

A similar calculation will also be performed for each peer company.  The resulting percentage for the Company and the peer companies will then be ranked.  Based on the relative ranking, the number of Phantom Shares awarded to Grantee under the Agreement will be adjusted in accordance with the following table:

Percentile Ranking	Payout as a % of Award
>90th Percentile	200%
50th Percentile	100%
25th Percentile	25%
<25th Percentile	0%

Note: Percentile ranks between these points would be interpolated.

Based on a peer group of 13 companies (including Callon), this results in a payout schedule as follows:

Rank	Payout (as a % of Award)
1-2	200%
3	183%
4	163%
5	142%
6	121%
7	100%
8	75%
9	50%
10	25%
11-13	0%

Peer Companies:	20-day Avg. Closing Price
__________________________	$____
__________________________	$____
__________________________	$____
__________________________	$____
__________________________	$____
__________________________	$____
__________________________	$____
__________________________	$____
__________________________	$____
__________________________	$____
__________________________	$____
__________________________	$____
__________________________	$____

Subject to Section 6 of the Agreement, the Adjusted Phantom Shares shall vest on the Vesting Date if the Grantee is still in Employment on such date.  The cash payment due to Grantee is computed by multiplying the number of vested Adjusted Performance Shares on the Vesting Date by the closing price of a share of Company Stock on __________,_____ (or as of the next previous trading day if the Vesting Date is not a trading day and the Company Stock is publicly traded on the Vesting Date).  Payments due employees under this plan will be made in a cash lump sum payment, net of applicable withholding taxes within forty-five (45) days from __________,_____.

Note:  In the event one or more of the listed peer companies is involved in a merger/acquisition, the named peer company(s) will be adjusted either by replacing said peer company(s) with a suitable replacement, or in the event no suitable replacement is determined, said peer company(s) will move to the top or the bottom of the ranking, based on whether said peer company’s Total Shareholder Return is greater or less than that for the Company, as of the date of the merger/acquisition. All such determinations shall be made by the Committee.